UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                     December 7, 2006

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 South Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:             (702) 384-2425

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) — (c)

On December 11, 2006, Gaming Partners International Corporation (the “Company”) announced that, subject to gaming regulatory approvals, David W. Grimes will succeed Gerard P. Charlier as chief financial officer of the Company, effective December 7, 2006.  Mr. Charlier who has served as interim chief financial officer since August 9, 2006, will relinquish that role and continue serving as the Company’s president and chief executive officer.

In connection with his appointment as chief financial officer, Mr. Grimes will receive an annual salary of $160,000, subject to such adjustments in the future as the Company’s Compensation Committee deems appropriate.  Mr. Grimes will be eligible, in accordance with any applicable waiting periods or other participation requirements in the Company’s standard benefit plans, including the Company’s 401(k) plan, which are offered to all of the Company’s full-time employees, and in any future benefit plans adopted by the Company from time to time that are otherwise available to employees at his same level.  If after one year Mr. Grimes’ employment with the Company is terminated for any reason other than by the Company for cause or voluntarily by him for any reason, he will be entitled to severance pay equal to three months of his base annual salary.

Mr. Grimes will be entitled to receive certain perquisites, including a car allowance.

From 1998 through 2006, Mr. Grimes, age 48, served as vice president at Artemis International, Inc., a provider of specialized natural colors and nutraceutical products.  Between 1995 and 1998, he served as chief financial officer and then as president and chief executive officer of WFI Industries Ltd., a publicly-traded manufacturer of residential and commercial geothermal heating and air conditioning systems.  Between 1988 and 1995, he served as chief financial officer and treasurer of Patton Electric Company, Inc., a manufacturer of fans, portable heaters and humidifiers, and as a financial analyst at Unisys Corporation.  Mr. Grimes received a master of business administration degree from Harvard Business School and a master of accounting science degree and a bachelor of science degree in accountancy from the University of Illinois.

Mr. Grimes has no family relationships with any director or other executive officer of the Company.  The Company and Mr. Grimes will be entering into a standard employee non-disclosure agreement.  Other than the offer letter and the non-disclosure agreement, Mr. Grimes is not a party to any transaction with the Company or any subsidiary of the Company.

On December 11, 2006, we issued a press release with respect to the foregoing in accordance with Marketplace Rule 4803(a), and the press release is attached as Exhibit 99.1 to this filing.

Item 8.01.  Other Events.

Effective December 1, 2006, the board of directors of the Company appointed Gay A. Nordfelt to serve as secretary of the Company, subject to gaming regulatory approvals.  Mr. Charlier, who has served as secretary since 2004, will continue serving as the Company’s president and chief executive officer.

Ms. Nordfelt, age 57, has served as executive secretary to Mr. Charlier since December 2001.  She has thirty years of experience in secondary and post-secondary business education and administration and she worked as an adjunct business instructor at Utah Valley State College from 1984 to 2001.  Ms. Nordfelt received an undergraduate degree in English and business education from Weber State University and a master’s degree in business education administrative management and organizational behavior from Brigham Young University.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press release dated December 11, 2006

99.2	Offer letter effective December 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation
(Registrant)

Date: December 8, 2006
	By:	/s/ GERARD P. CHARLIER
Gerard P. Charlier
	Its:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press release dated December 11, 2006.

Exhibit 99.2	Offer letter effective December 7, 2006